EXHIBIT 5.2

                                                         October 6, 2000


Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel, Corporate Compliance Officer and Secretary of Laboratory Corporation of America Holdings, and I offer this opinion in connection with the filing of a Registration Statement (as amended, the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, relating to up to 4,953,132 shares of Common Stock, par value $0.10 per share (the "Common Stock").

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement (i) in the case of shares to be sold by Roche Holdings, Inc., were duly authorized by all necessary corporate action of the Company and such shares were legally issued and are fully paid and nonassessable, and (ii) in the case of shares to be sold by the other Selling Stockholders upon the exercise of stock options, will upon the exercise of such options and upon payment therefor, will be legally issued and fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

                             Very truly yours,

                             /s/ Bradford T. Smith
                             ----------------------------------------

                             Bradford T. Smith, Esq.
                             Executive Vice President, General Counsel,
                             Corporate Compliance Officer and Secretary